#1920 - 1188 West Georgia Street Vancouver, BC, V6E 4A2 www.doratoresources.com Telephone: 604-408-7488 Facsimile: 604-408-7499

NEWS   RELEASE

Clarification of Loan Receivable

NR09-11

July 31, 2009

Vancouver, British Columbia - Dorato Resources Inc. ("Dorato" or the "Company") (TSX-V: DRI, Frankfurt: D05) announces, at the request of the TSX Venture Exchange, a clarification concerning the nature of certain loan transactions. On November 18, 2008 and December 5, 2008, the Company's wholly-owned subsidiary, Dorato Peru S.A.C. ("Dorato Peru") advanced USD$300,000 and USD$583,000, respectively, to a related party (the "Borrower").  As of July 30, 2009, USD$788,000 remained outstanding (the "Loan"), which has now been fully repaid (see below). The Loan transaction was unauthorized and had received neither regulatory or Board approval, however, all related party transactions have been properly reflected in the Company’s 2009 audited annual and subsequent interim financial statements in accordance with Canadian Generally Accepted Accounting Principles, except that the Loan transaction would not be in the normal course of the Company’s operations as described in the notes thereto.

The Loan has not impacted exploration activities during the interim period and will not impact activities planned for the upcoming exploration program.

The Company had entered into a demand loan agreement with the Borrower to document the Loan pursuant to which the Loan was payable on the earlier of December 31, 2009 or on demand by the Company.  The agreement included significant interest on the Loan payable to Dorato at a rate of LIBOR plus 5% per annum, exceeding interest typically available to the Company.  The Loan was repaid in cash, with interest, on July 31, 2009.

The Loan was initiated in Peru, without the knowledge of the Board of Directors of the Company, by the financial controller of Dorato Peru who had mistakenly thought that the Loan was duly authorized.

In order to better the corporate governance practices of the Company, the Board has adopted additional inter-corporate and conflicts of interest policies to ensure that matters such as the foregoing are not permitted to proceed until applicable regulatory and corporate approvals have been obtained.

About Dorato Resources Inc.

Dorato is a mineral exploration company focused on the emergent, world-class Cordillera Del Condor Gold-Copper Belt in northwest Peru, adjacent to the Ecuadorian border.  The property represents the geological continuation of the prolific Ecuadorian territory, where world-class gold-bearing epithermal and copper-gold porphyry mineralization has been discovered and delineated.  Dorato, through a series of option agreements, now has the right to become the first mover on the Peruvian side of the Belt through a highly prospective and unexplored land package, exceeding 800 square kilometres in area.

On behalf of the board of directors of

DORATO RESOURCES INC.

(signed) "Keith J. Henderson"
President and CEO

For further information please contact:

Steve Stakiw, Manager-Corporate Communications & Investor Relations

Email: info@doratoresources.com

Phone: 604-638-5817/ Fax: (604) 408-7499

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Cautionary Statement

This press release contains "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of the British Columbia Securities Act and the Alberta Securities Act. Generally, the words "expect", "intend", "estimate", "will" and similar expressions identify forward-looking information. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward-looking information. Statements in this press release regarding Dorato's business or proposed business, which are not historical facts are forward-looking information that involve risks and uncertainties, such as estimates and statements that describe Dorato's future plans, objectives or goals, including words to the effect that Dorato or management expects a stated condition or result to occur. Since forward-looking statements address events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties. The foregoing commentary is based on the beliefs, expectations and opinions of management on the date the statements are made. The Company disclaims any intention or obligation to update or revise forward-looking information, whether as a result of new information, future events or otherwise.